Exhibit 99.2

NEWS

Gary S. Michel Named Director of Cooper Tire & Rubber Company

FINDLAY, OHIO, Oct. 29, 2015 – The Board of Directors of Cooper Tire & Rubber Company (NYSE: CTB) today named Gary S. Michel a director of the company effective immediately.

Michel is a 30-year veteran of Ingersoll Rand (NYSE: IR), currently serving as president of the company’s residential heating, ventilation and air conditioning (HVAC) business, a post he has held since 2011. He has full responsibility for the management, operations and performance of the HVAC business, which includes brands such as Trane®, American Standard®, Ameristar® and Nexia™ Home Intelligence. A senior vice president of the company, Michel also serves as a member of the Ingersoll Rand enterprise leadership team and leads the Ingersoll Rand Sales Excellence Initiative as well as serving as a co-lead of the company’s enterprise sustainability efforts. He began his tenure with Ingersoll Rand as an application engineer and went on to hold product, sales and business management roles before moving into a series of leadership positions across various geographic and market segments, culminating in his current role.

Michel holds a Bachelor of Science degree in mechanical engineering from Virginia Polytechnic Institute and State University and a Master of Business Administration (MBA) degree from the University of Phoenix.

Cooper Chairman, Chief Executive Officer and President Roy Armes said, “Gary brings a wealth of experience at the highest levels of a $13 billion global business to our board. His insights and expertise in product development, sales, business leadership and sustainability will be valuable as we continue to pursue Cooper’s strategic plan for growth. We look forward to his contributions and welcome Gary to our board of directors.”

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About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car and light truck tires. Cooper and its subsidiaries also sell medium truck, motorcycle and racing tires.  Cooper’s headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Media Contact:

Anne Roman

419.429.7189

alroman@coopertire.com

Investor Contact:

419.424.4165
investorrelations@coopertire.com